KIRBY CORPORATION	Contact:	Steve Holcomb
713-435-1135

FOR IMMEDIATE RELEASE

KIRBY CORPORATION EXPECTS 2005 THIRD QUARTER NET EARNINGS
TO BE $.65 TO $.67 PER SHARE, AFTER IMPACT OF
HURRICANES KATRINA AND RITA

•	2005 third quarter earnings expected to be $.65 to $.67 per share compared with $.53 per share for the 2004 third quarter

•	Hurricanes Katrina and Rita negatively impacted the results by an estimated $.10 to $.12 per share

•	Results positively influenced by continued strong business levels in both the marine transportation and diesel engine services markets

•	Kirby will announce 2005 third quarter results on Wednesday, October 26, with conference call on Thursday, October 27, 2005

Houston, Texas (October 12, 2005) - Kirby Corporation (“Kirby”) (NYSE:KEX) announced today that following the impact of Hurricanes Rita and Katrina it expects its 2005 third quarter earnings to be $.65 to $.67 per share compared with 2004 third quarter earnings of $.53 per share. Kirby estimates the 2005 third quarter effect of Hurricanes Katrina and Rita will be in the $.10 to $.12 per share range. On September 13, 2005, following the aftermath of Hurricane Katrina but before Hurricane Rita, Kirby confirmed its earlier third quarter guidance of $.65 to $.70 per share.

Joe Pyne, Kirby’s President and Chief Executive Officer, commented, “Our 2005 third quarter results are surprisingly strong despite the two Gulf Coast hurricanes. The marine transportation and diesel engine services markets remained strong, with the marine transportation market favorably impacted by the continued renewal of term contracts at higher rates, favorable spot market pricing and fuel cost recovery. While our operations were negatively impacted by the two hurricanes, certain lower operating and administrative expenses positively impacted the quarter. The hurricanes caused no notable damage to our fleet of 887 active tank barges, 241 inland towboats and four 35% owned offshore dry-cargo barge and tug units. At the present time, all waterways in the hurricane affected areas are open to inland and offshore barge traffic and are operating normally. The majority of the petrochemical and refinery facilities served by Kirby and located in the paths or the projected paths of the hurricanes have resumed full production or are currently in the process of resuming production. Several facilities south of New Orleans, and along the Mississippi and Alabama Gulf Coast, remain closed.”

Mr. Pyne further commented, “Historically, the impact of a hurricane is short to medium-term positive for Kirby as a result of deviations in the normal supply and distribution patterns, leading to increased volumes transported. However, we have never experienced back to back Gulf Coast hurricanes of such magnitudes, making it difficult to project recovery volumes and rates from such widespread disruptions. There were a lot of moving parts and issues which impacted the third quarter, some of which will flow into our fourth quarter. We will address these when we announce our third quarter results, and fourth quarter and year guidance, on Wednesday afternoon, October 26, and in our conference call on Thursday morning, October 27, 2005.”

Kirby Corporation, based in Houston, Texas, operates inland tank barges and towing vessels, transporting petrochemicals, black oil products, refined petroleum products and agricultural chemicals throughout the United States inland waterway system. Through the diesel engine services segment, Kirby provides after-market service for large medium-speed and high-speed diesel engines and reduction gears used in marine, power generation and railroad applications.

Statements contained in this press release with respect to the future are forward-looking statements. These statements reflect management’s reasonable judgment with respect to future events. Forward-looking statements involve risks and uncertainties. Actual results could differ materially from those anticipated as a result of various factors, including cyclical or other downturns in demand, significant pricing competition, unanticipated additions to industry capacity, changes in the Jones Act or in U.S. maritime policy and practice, fuel costs, interest rates, weather conditions, and the timing, magnitude and number of acquisitions made by Kirby. Forward-looking statements are based on currently available information and Kirby assumes no obligation to update any such statements. A list of additional risk factors can be found in Kirby’s annual report on Form 10-K for the year ended December 31, 2004, filed with the Securities and Exchange Commission.